Exhibit 10.36

Compensatory Arrangements with Non-Employee Directors

Each director who is not an employee of Lifeline Systems, Inc. (the “Company”) receives (i) an annual retainer of $12,000, (ii) a fee equal to $1,000 for each Board meeting that the non-employee director attends (either in person or by telephone) and (iii) $500 for each Committee meeting that the non-employee director attends (either in person or by telephone), although no additional fee is paid for attendance at a Committee meeting that is on the same day as a Board meeting. The Chairman of the Board also receives an annual fee of $12,500 and the Chairmen of the Audit and Compensation Committees each receive an annual fee of $3,500.

In addition, the Company’s 2000 Stock Incentive Plan provides that, on the sixth business day of each calendar year, each non-employee director will receive a stock option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. Such options vest as to one-third of the underlying shares on the date of grant, and vest as to an additional one-third of the underlying shares on each of the first two anniversaries of the date of grant.

The Company also reimburses its non-employee directors for reasonable out-of-pocket expenses incurred in attending Board or Committee meetings.